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                                                                   EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT


     This Agreement is entered into as of October 1, 2004, by and between VINCENT G. OSTROSKY (the "Employee") and SELECTICA, INC., a Delaware corporation (the "Company").

     1.   DUTIES AND SCOPE OF EMPLOYMENT.

     (a) POSITION. For the term of his employment under this Agreement (the "Employment"), the Company agrees to employ the Employee in the position of President and Chief Executive Officer. The Employee shall report to the Company's Board of Directors (the "Board"). The Employee shall be appointed as a member of the Board and the Chairman of the Board as of the first date of his Employment.

     (b) OBLIGATIONS TO THE COMPANY. During his Employment, the Employee (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company, except as may be appropriate as the Chief Executive Officer of the Company, a leading company in its industry, by participating in industry-wide forums, trade association speaking engagements or other similar endeavors and
(iv) shall comply with the Company's policies and rules, as they may be in effect from time to time. The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement.

     (c) COMMENCEMENT DATE. The Employee shall commence full-time Employment between October 15-31, 2004.

     2.   CASH AND INCENTIVE COMPENSATION.

     (a) SALARY. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $400,000. Such salary shall be payable in accordance with the Company's standard payroll procedures. The Company's Compensation Committee will review the Employee's performance annually and consider whether to increase the Employee's annual base salary rate. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Salary.")

     (b) SIGNING BONUS. The Company shall pay the Employee a signing bonus of $200,000 on the Company's first regular payroll date following the first day of his Employment. If the Employee resigns from the Company without Good Reason (as defined in Section 12) before completing 12 months of continuous Employment, then the Employee shall immediately return a "pro rata portion" of the after-tax amount of the signing bonus to the Company in a

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check made payable to the Company. A "pro rata portion" is determined by multiplying the after-tax amount of the signing bonus by a quotient, the numerator of which is 12 less the number of full months of Employment completed as of the date of the resignation and the denominator is 12.

     (c) RESTRICTED STOCK GRANT. As soon as reasonably practicable following the first date of Employment, the Company shall award the Employee a stock grant covering 15,000 shares of the Company's Common Stock ("Stock Grant"). The Stock Grant shall become fully vested upon the Employee's completion of 12 months of continuous service with the Company. The Employee shall file an 83(b) election with respect to the Stock Grant within thirty days following the date of the Stock Grant award. The Company shall provide a Tax Gross Up (as defined herein) with respect to the Employee's receipt of the Stock Grant.

     (d) INCENTIVE BONUSES.

          (i) Fiscal Year 2005: On the Company's first regular payroll date that is on or immediately after the close of the Fiscal Year 2005 (March 31, 2005), the Company shall pay the Employee a bonus in the amount of $150,000, provided that the Employee remains in Employment until March 31, 2005. With respect to Fiscal Year 2005, in the discretion of the Board's Compensation Committee (the "Committee"), the Employee shall be eligible to be considered for an additional incentive bonus of up to $150,000, based on the Committee's evaluation of the Employee's performance in achieving the Company's near-term corporate objectives, which objectives will be determined by the Committee in consultation with the Employee and reduced to writing on or before the first date of Employment. The determinations of the Committee with respect to such bonus shall be final and binding.

          (ii) Fiscal Years Following Fiscal Year 2005: With respect to each fiscal year following Fiscal Year 2005, the Employee shall be eligible to be considered for an annual incentive bonus with a target amount equal to 75% of his Base Salary, with the maximum amount of such annual incentive bonus equal to 150% of his Base Salary. Such bonus (if any) shall be awarded based on objective or subjective criteria established as part of the Company's annual performance goal planning by the Committee in consultation with the Employee and reduced to writing.

          (iii) Pro Rata Payment. The Employee shall be entitled to a pro rata portion of the incentive bonus if the Committee determines that the criteria have been achieved and his Employment is terminated by the Company without Cause (as defined in Section 12).

     (e) SPECIAL EXPENSES. The Company shall reimburse the Employee for (i) his reasonable expenses for Bay Area lodging, car rental and reasonable related expenses; (ii) reasonable expenses for the Employee's round-trip travel between New York and the Bay Area, with the reimbursements made pursuant to this Subsection (e)(i) and (ii) to cease upon the date

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that the Employee purchases a principal residence in the Bay Area; and (iii)
expenses incurred by the Employee for legal advice with respect to this Agreement. The reimbursements made under this Subsection (e) shall include a Tax Gross Up (as defined herein). The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation.

          For all purposes under this Agreement, if a provision under this Agreement provides for a Tax Gross Up, it shall mean that the Company will pay to or on behalf of the Employee such additional compensation as is necessary (after taking into account all federal, state and local income and payroll taxes payable by the Employee as a result of the receipt of such additional compensation) to place the Employee in the same after-tax position (including federal, state and local income and payroll taxes) as the Employee would have been in had no such tax been paid or incurred.

     (f) RELOCATION EXPENSES. The Company shall reimburse the reasonable, actual moving expenses (including a Tax Gross Up) that the Employee incurs in moving himself, his family and his household to the Bay Area. The Company will reimburse the Employee for any broker's commission he incurs with respect to the sale of the Employee's current principal residence (including a Tax Gross Up). The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

     (h) STOCK OPTION. As soon as reasonably practicable following the first date of Employment, the Company shall grant the Employee a stock option covering 1,300,000 shares of the Company's Common Stock (the "Option") at an exercise price per share equal to 85% of the fair market value of the Company's Common Stock per share on the grant date of the Option. The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of the Employee's service. The Option shall become exercisable for 1/48th of the total number of shares as the Employee completes each of the 48 months of continuous Employment following his first date of Employment.

          The Option shall be subject to the other terms and conditions set forth in the Company's 1999 Equity Incentive Plan and standard form of Stock Option Agreement and the terms set forth in the next paragraph and Section 7(b).

          Immediately prior to the closing date of a Change in Control (as defined in Section 12) that occurs during the Employee's Employment, the Employee shall become vested in an additional number of shares subject to the Option equal to 50% of the then unvested shares subject to the Option. In the event the Employee experiences an Involuntary Termination (as defined in Section
12) within 24 months following a Change in Control, the Employee shall become vested in all of the unvested shares subject to the Option. In connection with a Change in Control, if the outstanding Option is not continued, assumed or substituted with options with substantially the same terms by the surviving corporation (or parent or subsidiary thereof), such outstanding Option shall be cancelled and the Employee shall receive a cash payment equal to the excess of
(A) the fair market value of the shares subject to such Option (whether or not such Option is then exercisable or such shares are then vested) as of the closing date of such Change


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in Control over (B) their exercise price. The determination of whether a substituted option has substantially the same terms as the Option shall be made by the Committee, and its determination shall be final, binding and conclusive.

     3. VACATION AND EMPLOYEE BENEFITS. During his Employment, the Employee shall be eligible for paid vacations, provided that in no event will the Employee be eligible for less than 3 weeks of vacation for his first year of Employment and he will be eligible to accrue an additional week of vacation for each subsequent year of Employment, up to a maximum of 5 weeks of vacation per year, with a pro rata monthly accrual rate. During his Employment, the Employee shall be eligible to participate in the employee benefit plans maintained by the Company for the other executive officers of the Company (including (without limitation) health, bonus, stock, profit-sharing and savings plans), subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

     4. INSURANCE. During his Employment, the Company shall provide the same level of Directors and Officers liability insurance and ERISA fiduciary insurance that the Company provides to its other executive officers. During his Employment, the Company shall pay the premium for a term life insurance policy for the Employee, which provides for a benefit payment equal to 2.5 times the Employee's initial Base Salary. The Employee acknowledges that he may incur taxes with respect to the value of the premium paid by the Company to the extent it exceeds the Internal Revenue Service's safe harbor limits.

     5. BUSINESS EXPENSES. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation.

     6. TERM OF EMPLOYMENT.

     (a) TERMINATION OF EMPLOYMENT. The Company may terminate the Employee's Employment at any time and for any reason (or no reason), and with or without Cause (as defined in Section 12), by giving the Employee notice in writing. The Employee may terminate his Employment by giving the Company 30 days' advance notice in writing. The Employee's Employment shall terminate automatically in the event of his death. The termination of the Employee's Employment shall not limit or otherwise affect his obligations under Section 8.

     (b) EMPLOYMENT AT WILL. The Employee's Employment with the Company shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized member of the Committee.

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     (c) RIGHTS UPON TERMINATION. Except as expressly provided in Section 7, upon the termination of the Employee's Employment, the Employee shall only be entitled to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

     7. TERMINATION BENEFITS.

     (a) PRECONDITIONS. Any other provision of this Agreement notwithstanding, Subsection (b) below shall not apply unless the Employee:

          (i) Has executed a general release of all claims in the form prescribed by the Company, without alterations;

          (ii) If requested by the Board, has resigned as a member and Chairman of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable; and

          (iii) Has returned all property of the Company in the Employee's possession.

     (b) INVOLUNTARY TERMINATION. If the Employee experiences an Involuntary Termination (as defined in Section 12), the Company shall pay the Employee (i) for a period of 24 months following such termination his monthly Base Salary at the rate in effect at the time of the termination of Employment plus (ii) for a period of 12 months following such termination an amount equal to 1/12th of the Employee's average annualized bonus payments for all prior years of Employment, except that the signing bonus described in Section 2(b) shall not be included in calculating this average bonus amount. In the event that the Involuntary Termination does not occur within 24 months following a Change in Control (as defined in Section 12), the Employee shall become vested in an additional number of shares subject to the Option, as if he provided an additional 12 months of service following the effective date of the Involuntary Termination.

     8. NON-SOLICITATION AND NON-DISCLOSURE.

     (a) NON-SOLICITATION. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Employee's Employment terminated for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee's own behalf or on behalf of any other person or entity) either (i) the employment of any employee or individual consultant of the Company or any of the Company's affiliates or (ii) the business of any customer of the Company or any of the Company's affiliates as of the last date of Employment.

     (b) NON-DISCLOSURE. As a condition of Employment, the Employee must enter into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by this reference.

     9. SUCCESSORS.

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     (a) COMPANY'S SUCCESSORS. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

     (b) EMPLOYEE'S SUCCESSORS. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     10. ARBITRATION.

     (a) SCOPE OF ARBITRATION REQUIREMENT. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Employee's Employment, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

     (b) PROCEDURE. The arbitrator's decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator's decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery authorized by the Federal Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in San Jose, California, or, at the Employee's option, the county in which the Employee primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

     (c) COSTS. The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator's fee and any other type of expense or cost that the Employee would not be required to bear if he were to bring the dispute or claim in court. Both the Company and the Employee shall be responsible for their own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award.

     (d) APPLICABILITY. This Section 10 shall not apply to (i) workers' compensation or unemployment insurance claims or (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either the Employee or the Company (whether or not

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arising under the Proprietary Information and Inventions Agreement between the
Employee and the Company).

     11. MISCELLANEOUS PROVISIONS.

     (a) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

     (b) MODIFICATIONS AND WAIVERS. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) WHOLE AGREEMENT. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

     (d) WITHHOLDING TAXES. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

     (e) CHOICE OF LAW AND SEVERABILITY. This Agreement shall be interpreted in accordance with the laws of the State of California (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the "Law"), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

     (f) NO ASSIGNMENT. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the

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Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

     (g) EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

     12. DEFINITIONS.

     (a) CAUSE. For all purposes under this Agreement, "Cause" shall mean the commission of any act of fraud, embezzlement or dishonesty by the Employee, any unauthorized use or disclosure by the Employee of confidential information or trade secrets of the Company (or any parent or subsidiary of the Company), or any other intentional misconduct by the Employee adversely affecting the business or affairs of the Company (or any parent or subsidiary of the Company) in a material manner.

     (b) CHANGE IN CONTROL. For all purposes under this Agreement, "Change in Control" shall mean:

          (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

          (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets;

          (iii) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

               (A) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the "Original Directors"); or

               (B) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (I) the Original Directors who were in office at the time of their appointment or nomination and (II) the directors whose appointment or nomination was previously approved in a manner consistent with this Subparagraph (B); or

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          (iv) Any transaction as a result of which any person is the
     "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (iv), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of such Act but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

     (c) GOOD REASON. For all purposes under this Agreement, "Good Reason" shall mean a change in the Employee's position with the Company that reduces his title or materially reduces his level of responsibility or duties (not including a reduction in the number of the Employee's direct reports) or a reduction in his level of base salary by at least 20% without his consent.

     (d) INVOLUNTARY TERMINATION. For all purposes under this Agreement, "Involuntary Termination" shall mean a termination of the Employee's service that occurs by reason of (i) his involuntary dismissal or discharge by the Company for reasons other than Cause or (ii) his voluntary resignation following
(A) a change in his position with the Company that reduces his title or materially reduces his level of responsibility or duties (not including a reduction in the number of the Employee's direct reports) or (B) a reduction in his level of base salary by at least 20% without his consent.

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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized member of the Committee, as of the day and year first above written.

                                        /s/ VINCENT G. OSTROSKY
                                        ---------------------------------------
                                        VINCENT G. OSTROSKY



                                        SELECTICA, INC.



                                        By: /s/ STEPHEN BENNION
                                            ------------------------------------

                                        Title: E.V.P. and C.F.O.
                                              ---------------------------------


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